As filed with the Securities and Exchange Commission on May 28, 2004
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Magnum d'Or Resources, Inc.
           ----------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                  NEVADA                            98-02152222
         --------------------                      ------------------------
         (State or other jurisdiction of   (I.R.S. Employer Identification No.)
          incorporation or organization)

           305 Lakeshore Road East, Oakville, Ontario L6J 1J3, Canada
          ------------------------------------------------------------------
                    (Address of principal executive offices)

                          2004 CONSULTING SERVICES PLAN
       ----------------------------------------------------------------------
                            (Full title of the Plan)

                           MAGNUM D'OR RECOURCES, INC
           305 Lakeshore Road East, Oakville, Ontario L6J 1J3, Canada


                     (Name and address of agent for service)

                                 (905) 842-5515

          (Telephone number, including area code, of agent for service)
                                   Copies to:

                          STEPHEN A. ZRENDA, JR., ESQ.
                          STEPHEN A. ZRENDA, JR., P.C.
                               100 NORTH BROADWAY
                                   SUITE 2440
                          OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-2111

                         CALCULATION OF REGISTRATION FEE

Title of Each Class  Amount to be    Proposed Maximum  Proposed     Amount of
of Securities to     Registered(1) Offering Price     Maximum  Registration Fee
be Registered                        per Share(2)      Aggregate
                                    Offering Price
-------------------------------------------------------------------------------
Common Stock,
$.001 par value     10,000,000 shares    $0.108        $1,080,000     $137.16

     (1) Computed pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

     Pursuant to Rule 428(b)(1), the information required by Part I is being included in documents sent or given to the relevant consultants or advisors of Magnum d' Or Resources Inc., formerly known as Digital World Cup, Inc., a Nevada corporation (the "Registrant").

     General. The Board of Directors has adopted the 2003 Consulting Services Plan, as amended (the "Plan"), which authorized the Company through its Board of Directors to grant stock bonuses to consultants of the Company. There are 35,000 shares of Common Stock of the Company available for grant to the participants designated by the Board of Directors under the Plan. A description of the Plan appears below. Directors, officers and employees of teh Company will not participate in this Plan.

     Description of the Plan. The Board of Directors determined to adopt the Plan primarily to retain and compensate consultants and to provide additional incentive for consultants.

     All documents incorporated by reference herein will be made available to all participants without charges, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

                  Mr.Reno J. Calabrigo, Chief Executive Officer
                  Magnum d'Or Resources, Inc.
                  305 Lakeshore Road East
                  Oakville, Ontario L6J 1J3
                  Canada

Item 2.  Registrant Information and Employee Plan Annual Information.

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The  following   documents  are   incorporated   by  reference   into  this
Registration Statement and made a part hereof:

     (a) Registrant's Form 10-KSB/A as filed for the year ended September 30, 2003. Registrant's Form 10-QSB as filed for the periods ended December 31, 2003 and March 31, 2003.


     (b) All other  reports  which may be filed by the  Registrant  pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's Form 10-KSB/A for the year ended September 30,2003, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     (c) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Officers and Directors.

     Under the Nevada Business Associations Act (the Business Association Act" Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and excutors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

     The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

     The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.  Exemption from Registration Claimed

         Not Applicable

Item 8.  Exhibits.

Exhibit No.                     Description

         5.                     Opinion of Counsel

         10.1 Registrant's 2004 Consulting Agreement is attached to Registrant's Form 8-K of February 13, 2004(1)

         23.1                   Consent of Stephen A. Zrenda Jr.
                                Attorney at Law

         23.2                   Consent of Russell & Atkins, PLC

     (1) Incorporated by reference to Registrant's Form 8-K as filed on February 13, 2004.


Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

     (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     I Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   450 - Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, CANADA on May 28, 2004.



                                      Magnum d' Or Resources Inc.

Dated:
May 28, 2004                         By:  /s/Reno J. Calabrigo
                                        -----------------------------
                                          Reno J. Calabrigo
                                          President, Chief Executive Officer
                                              and Director




     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated:
May 28, 2004                         By:   /s/Reno J. Calabrigo
                                        -----------------------------
                                          Reno J. Calabrigo , Director,
                                          Principal Executive Officer and
                                             Principal Financial Officer

Dated: May 28, 2004                  By:   /s/John Yee
                                        ---------------------
                                            John Yee
                                            Secretary and  Director

                                                               EXHIBIT 5

                          STEPHEN A. ZRENDA, JR., P.C.
                         ATTORNEYS AND COUNSELORS AT LAW
                              2440 BANK ONE CENTER
                               100 NORTH BROADWAY
                       OKLAHOMA CITY, OKLAHOMA 73102-8601
                            Email: Zrendaesq@aol.com
Telephone (405) 235-2111                              Telecopier (405) 235-2157

                                 May 28, 2004
Magnum d'Or Resources, Inc.
305 Lakeshore Road East
Oakville, Ontario
Canada L6J 1J3

Gentlemen:

     We have  acted as special  counsel  to Magnum  d'Or  Resources,  Inc.  (the
"Company") to render a legal opinion regarding its Form S-8 Registration Statement to be filed with the Securities and Exchange Commission concerning its plan to issue its Common Stock, $.001 par value, to consultants to the Company under its 2004 Consulting Services Plan, as amended (the "Plan").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and documents of the Company, certificates of public officials and of officers of the Company, and such other certificates, documents and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon such certificates of public officials and of such officers, such other certificates, documents and records, and upon the representations of such parties. In addition, we have assumed: (i) the genuineness of all signatures on all documents seen or reviewed by us, ii) the authenticity of documents submitted to us as originals, and (iii) the conformity with the original and certified copies of all documents submitted to us as copies and the authenticity of the originals thereof. We have also examined such matters of law and such additional matters of fact as we consider necessary or appropriate in connection with the opinions hereinafter expressed.

     We are admitted to practice in the State of Connecticut and the State of Oklahoma and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the general corporation law of the State of Nevada to the extent necessary to render this opinion. The Shares may be issued and sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof, and to the facts in existence on the date hereof. We assume no obligation to update such opinion.

         Based on and subject to the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

     2. Assuming the accuracy of the documents, representations and warranties of the Company, the offer, issuance and sale of the Common Stock of the Company to consultants under the Plan and under the terms and provisions of consulting agreements and other contracts which have been or will be duly authorized by the Company will have been duly authorized and validly issued and will be fully paid and nonassessable.

         The opinions expressed herein are solely for your benefit in connection with the Form S-8 Registration Statement of the Company and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm.

                                             Very truly yours,

                                             STEPHEN A. ZRENDA, JR., P.C.

                                             By: /s/ Stephen A. Zrenda, Jr.
                                             -------------------------------
                                                 Stephen A. Zrenda, Jr.

                                                             Exhibit 10.1

                    2004 CONSULTING SERVICES PLAN, AS AMENDED
                                       OF
                           MAGNUM d'OR RESOURCES INC.

     1. Purpose. The purpose of this Revised Consulting Services Plan is to advance the interests of the Corporation by rewarding, encouraging and enabling the acquisition of larger personal proprietary interests in the Corporation by employees, directors and former directors of, contractors and consultants to, the Corporation and its Subsidiaries who have: 1) served without salaries or other compensation; and 2) assisted the Corporation with support services for business development. These persons require incentives to put forth maximum effort for the success of the Corporation's business. It is anticipated that these incentives will stimulate the efforts of such employees, directors and consultants on behalf of the Corporation and its Subsidiaries. It also is expected that such incentives will enable the Corporation and its Subsidiaries to attract and retain desirable personnel.

  2. Definitions. When used in this Plan, unless the context otherwise requires:

     (a) "Board of Directors" or "Board" shall mean the Board of Directors of the Corporation, as constituted at any time.

     (b) "Chairman of Board" shall mean the person who at the time shall be Chairman of the Board of Directors.

     (c) "Corporation" shall mean MAGNUM d'OR RESOURCES INC.

     (d) "Eligible Persons" shall mean those person described in Section 4 and 13 who will receive stock pursuant to this 2004 Consulting Services Plan, as amended.

     (e) "Fair Market Value" on a specified date shall mean the value as established by the Board for such date using any reasonable method of valuation.

     (f) "Awarded Stock" shall mean the Stock awarded pursuant to this Plan.

     (g) "Plan" shall mean this 2004 Revised Consulting Services Plan of MAGNUM d'OR RESOURCES INC., as adopted by the Board on February 5, 2004 and as amended on May 28, 2004.

     (h) "President" shall mean the person who at the time shall be the President of the Corporation.

     (i) "Shares" shall mean shares of common stock, $0.001 par value, of the Corporation.

     (j) "Subsidiary" shall mean a wholly owned subsidiary of the Corporation.

     3. Administration. This Plan shall be administered by the Board of Directors as provided herein. Determination of the Board as to any question, which may arise with respect to the interpretation of the provisions of this Plan and Awarded Stocks, shall be final. The Board may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of this Plan, as it may been advisable to make this Plan and Awarded Stocks effective or provide for their administration, and may take such other action with regard to this Plan and Awarded Stocks as it shall deem advisable to effectuate their purpose.

     4. Participants. All employees and directors of, former directors of and consultants to, the Corporation or a Subsidiary, who, as determined by the Board, have met the conditions of Section 1 of this Plan, shall receive Awarded Stocks under this Plan. The parties to whom Awarded Stocks have been, or will be, granted under this Plan, and the number of Shares subject to each such Awarded Stock, have been determined by the Board, in its sole discretion, subject however, to the terms and conditions of this Plan.

     5. Shares. Subject to the provisions of Section 13 hereof, the Board may award stocks with respect to an aggregate of 35,000,000 Shares, all of which Shares are authorized but unissued Shares.

     6. Grant of Awarded Stocks. The number of Shares of Awarded Stocks granted to any Eligible Person will be determined by the Board in its sole discretion based upon, among other facts, the Fair Market Value of services rendered to, and expenses incurred on behalf of, the Corporation.

     7. Stock Certificates. Within ninety (90) days from the date of this Plan, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the Shares of the Awarded Stock. The certificate or certificates may bear a restrictive legend as described in paragraph 9, below.

     8. Restrictions on Transferability of Awarded Stocks. Awarded Stocks that were issued prior to January 10, 2002 shall not be transferable, except as authorized in writing by the Board of Directors in its sole discretion.

     9. Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of the Shares pursuant to the grant of any Awarded Stock until the completion of such registration or other qualification of such Shares under any State of Federal law, rule, requirements or regulation as the Corporation shall determine to be necessary or advisable. Any holder of an Awarded Stock shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as amended (the "Act"), to issue Shares in compliance with the provisions of the Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares that may be issued pursuant to the grant or exercise of any Awarded Stock, or may issue stop transfer orders with respect thereof.

     10. Income Tax Withholding. If the Corporation or a Subsidiary is required to withhold and amounts by reason of any provincial, federal, state or local tax rules or regulations in respect of the issuance of Shares pursuant to the grant of the Awarded Stock, the Corporation or the Subsidiary shall be entitled to deduct or withhold such amounts from any cash or payment to be made to the holder of the Awarded Stock. In any event, the holder shall make available to the Corporation or such Subsidiary, promptly when requested by the Corporation or such Subsidiary; and the Corporation or Subsidiary shall be entitled to take and authorize such steps as it deems necessary in order to have such funds made available to the Corporation or Subsidiary out of funds or property due or to become due to the holder of such Awarded Stock.

     11. No Right of Employment or Service. Nothing contained herein or in an Awarded Stock shall be construed to confer upon any director, employee or consultant any right to be continued in the employ or service of the Corporation or any Subsidiary or mitigate any right of the Corporation or any Subsidiary to retire, request the resignation of or discharge or otherwise cease its services arrangement with any employee or consultant at any time, with or without cause.

         12. Effective Date. This Plan is effective, as amended on May 28, 2004


May 28, 2004

                                            /s/ Reno J. Calabrigo
                                            ----------------------------------
                                            Reno J. Calabrigo, Director

                                            /s/ John Yee
                                            ----------------------------------
                                            John Yee, Director

                                                    Exhibit 23.1


                          STEPHEN A. ZRENDA, JR., P.C.
                         ATTORNEYS AND COUNSELORS AT LAW
                              2440 BANK ONE CENTER
                               100 NORTH BROADWAY
                          OKLAHOMA CITY, OKLAHOMA 73102

                            Telephone (405) 235-2111
                            Telecopier (405) 235-2157

                            Email: Zrendaesq@aol.com



     We hereby consent to the use of our name in the Form S-8 registration statement of Magnum d'Or Resources, Inc.


Oklahoma City, Oklahoma         STEPHEN A. ZRENDA, JR., P.C.
May 28, 2004

                                  By: /s/ Stephen A. Zrenda, Jr.
                                ------------------------------
                                    Stephen A. Zrenda, Jr.

                                                               Exhibit 23.2


                              Russell & Atkins, PLC
                            5809 North Grand, Suite D
                          Oklahoma City, Oklahoma 73118

TO WHOM IT MAY CONCERN:

     I have issued my report dated January 19, 2004, accompanying the financial statements of Magnum d'Or Resources, Inc. contained in its Form 10-KSB annual report. I consent to the use of the aforementioned report and our name in its Form S-8 registration statement.


May 28, 2004                                         Russell & Atkins, PLC

                                                    /s/ Dennis Atkins
                                          -------------------------------------